                                                                  Rule 424(b)(5)
                                            Registration Statement No. 333-50611



             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 1, 1998

                                  [FORD LOGO]

                                  $25,000,000
                           FORD MOTOR CREDIT COMPANY
                    Floating Rate Notes due November 3, 2078

                            ------------------------

     Ford Credit will pay interest on the Notes at a floating rate of Three Month LIBOR minus 21 basis points (0.21%). Interest will be paid on each February 3, May 3, August 3 and November 3, beginning February 3, 1999. Ford Credit may redeem all or any portion of the outstanding Notes on or after November 3, 2028 at the Redemption Prices listed on page S-4 of this Prospectus Supplement. Any holder of the Notes may require Ford Credit to repurchase all or any part of the Notes owned by the holder on November 3, 2008 and at three-year intervals thereafter at the Repayment Prices listed on page S-4 of this Prospectus Supplement. In addition, Ford Credit will have the right to shorten the maturity of the Notes or redeem the Notes if a Tax Event occurs.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                PER NOTE          TOTAL
                                                                --------          -----
Initial public offering price...............................       100%        $25,000,000
Underwriting discounts and commissions......................      1.00%        $   250,000
Proceeds, before expenses, to Ford Credit...................     99.00%        $24,750,000

     The initial public offering price set forth above does not include accrued interest. Interest on the Notes will accrue from November 4, 1998 and must be paid by the purchaser if the Notes are delivered after November 4, 1998.

                            ------------------------

     The Underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depositary Trust Company against payments in New York, New York on November 4, 1998.

                              GOLDMAN, SACHS & CO.

                 Prospectus Supplement dated October 30, 1998.

                              DESCRIPTION OF NOTES

GENERAL

     This description of the terms of the Notes adds information to the description of the general terms and provisions of Debt Securities in the Prospectus. If this summary differs in any way from the summary in the Prospectus, you should rely on this Summary. The Notes are part of the Debt Securities registered by Ford Motor Credit Company ("Ford Credit") in May 1998 to be issued on terms to be determined at the time of sale. In addition to the Notes offered here, Debt Securities in the amount of approximately $2,726,000,000 have already been sold.

     The Notes will be limited to $25,000,000 aggregate principal amount. The Notes will be unsecured senior debt of Ford Credit and will mature on November 3, 2078 unless redeemed earlier at the option of Ford Credit or repaid earlier and the option of the holder as provided below. The Notes are expected to settle on or about November 4, 1998.

INTEREST

     The Notes will bear interest from November 4, 1998 at a floating rate determined in the manner provided below, payable on February 3, May 3, August 3 and November 3 of each year (each such day an "Interest Payment Date"), beginning February 3, 1999. Ford Credit will pay interest to the persons in whose name the Notes are registered at the close of business on the 15th day preceding the respective Interest Payment Date, subject to certain exceptions.

     The per annum interest rate on the Notes (the "Interest Rate") in effect for each day of an Interest Period (as defined below) will be equal to the Three Month LIBOR Rate minus 21 basis points (0.21%). The Interest Rate for each Interest Period will be set on November 4, 1998 and on the 3rd day of the months of each February, May, August and November thereafter (each such date an "Interest Reset Date") until the principal on the Notes is paid or made available for payment (the "Principal Payment Date"). If any Interest Reset Date (other than the initial Interest Reset Date occurring on November 4, 1998) and Interest Payment Date would otherwise be a day that is not a LIBOR Business Day, such Interest Reset Date and Interest Payment Date shall be the next succeeding LIBOR Business Day, unless the next succeeding LIBOR Business Day is in the next succeeding calendar month, in which case such Interest Reset Date and Interest Payment Date shall be the immediately preceding LIBOR Business Day. "LIBOR Business Day" means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close. "Interest Period" shall mean the period from and including an Interest Reset Date to but excluding the next succeeding Interest Reset Date and, in the case of the last such period, from and including the Interest Reset Date immediately preceding the Principal Payment Date to but not including the Principal Payment Date. If the Principal Payment Date is not a LIBOR Business Day, then the principal amount of the Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day and no interest shall accrue for the Principal Payment Date or any day thereafter. "Business Day" shall mean any day that is not a Saturday or Sunday and that, in the City of New York, is not a day on which banking institutions are generally authorized or obligated by law to close.

     The "Three Month LIBOR Rate" shall mean the rate determined in accordance with the following provisions:

          (i) On the second day on which dealings in deposits in U.S. dollars are transacted in the London interbank market preceding each Interest Reset Date (each such date an "Interest Determination Date"), The Chase Manhattan Bank (the "Reference Agent"), as agent for Ford Credit, will determine the Three Month LIBOR Rate which shall be the rate for deposits in U.S. dollars having a three-month maturity which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such Interest Determination Date. "Telerate Page 3750" means the display page so designated on the Dow Jones Markets Limited (or such other page as may replace that page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If the Three Month LIBOR Rate on such Interest Determination Date does not appear on the Telerate Page 3750, such Three Month LIBOR Rate will be determined as described in (ii) below.

          (ii) With respect to an Interest Determination Date for which the Three Month LIBOR Rate does not appear on the Telerate Page 3750 as specified in (i) above, the Three Month LIBOR Rate will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Reference Agent (the "Reference Banks") at approximately 11:00 a.m., London time, on such Interest Determination Date to prime banks in the London interbank market having a three-month maturity and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. The Reference Agent will request the principal London office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the Three Month LIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point, with 5 one-millionths of a percentage point rounded upwards) of such quotations. If fewer than two quotations are provided, the Three Month LIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point, with 5 one-millionths of a percentage point rounded upwards) of the rates quoted by three major banks in New York City selected by the Reference Agent at approximately 11:00 a.m., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks in New York City selected as aforesaid by the Reference Agent are not quoting as mentioned in this sentence, the Interest Rate for the Interest Period commencing on the Interest Reset Date following such Interest Determination Date will be the Interest Rate in effect on such Interest Determination Date.

     The amount of interest for each day that the Note is outstanding (the "Daily Interest Amount") will be calculated by dividing the Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the Note. The amount of interest to be paid on the Note for any Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Interest Period.

     The Interest Rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

     The Interest Rate and amount of interest to be paid on the Notes for each Interest Period will be determined by the Reference Agent. All calculations made by the Reference Agent shall in the absence of manifest error be conclusive for all purposes and binding on Ford Credit and the holders of the Notes. So long as the Three Month LIBOR Rate is required to be determined with respect to the Notes, there will at all times be a Reference Agent. In the event that any then acting Reference Agent shall be unable or unwilling to act, or that such Reference Agent shall fail duly to establish the Three Month LIBOR Rate for any Interest Period, or that Ford Credit proposes to remove such Reference Agent, Ford Credit shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Reference Agent.

REPAYMENT AT OPTION OF HOLDER

     The Notes will be subject to repayment, in whole or in part, on the Interest Payment Dates set forth below (each a "Repayment Date"), at the option of the holder, at the following Repayment Prices (expressed as percentages of principal amount):

                                                              REPAYMENT
REPAYMENT DATE                                                  PRICE
--------------                                                ---------
November 3, 2008............................................    99.00%
November 3, 2011............................................    99.25
November 3, 2014............................................    99.50
November 3, 2017............................................    99.75
November 3, 2020 and on November 3 of every third year
  thereafter from November 3, 2023 until maturity...........   100.00%

together in each case with accrued interest to the applicable Repayment Date (subject to the right of holder of record on the relevant record dates to receive interest due on an Interest Payment Date). If any Repayment Date is not a Business Day, such repayment shall occur on the next succeeding Business Day, and no interest shall accrue for the period after such Repayment Date.

     In order for a Note to be repaid, Ford Credit must receive written notice of the holder's exercise of such option at the office or agency of the Trustee in The City of New York or at the Corporate Trust Office of the Trustee, in each case at least 30 days but not more than 60 days prior to the applicable Repayment Date. The form of such notice shall be available at the offices or agencies referred to above, and shall contain such information as Ford Credit may reasonably request in order to repay the Note.

REDEMPTION AT OPTION OF FORD CREDIT

     Except as provided under "Conditional Right to Shorten Maturity and Tax Event Redemption", the Notes may not be redeemed by Ford Credit before November 3, 2028. On and after such date (each such date a "Redemption Date") the Notes may be redeemed, as a whole or from time to time in part, at the option of Ford Credit, on not less than 30 nor more than 60 days prior notice given in the manner provided in the Indenture, at the Redemption Prices set forth below (expressed in percentages of principal amount) if redeemed during the 12-month period beginning November 3 in any of the following years:

YEAR                            REDEMPTION PRICE
----                            ----------------
2028...........................      105.00%
2029...........................      104.50
2030...........................      104.00
2031...........................      103.50
2032...........................      103.00

YEAR                            REDEMPTION PRICE
----                            ----------------
2033...........................      102.50%
2034...........................      102.00
2035...........................      101.50
2036...........................      101.00
2037...........................      100.50

and thereafter at 100.00% of the principal amount, together in each case with accrued interest to the Redemption Date (subject to the right of holders of record on the relevant record dates to receive interest due on an Interest Payment Date). If any Redemption Date is not a Business Day, such redemption shall occur on the next succeeding Business Day, and no interest shall accrue for the period after such Redemption Date.

CONDITIONAL RIGHT TO SHORTEN MATURITY AND TAX EVENT REDEMPTION

     Ford Credit plans to deduct interest paid on the Notes for federal income tax purposes. However, over the past two years, there have been proposed tax law changes that, among other things, would prohibit an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. The proposed tax law changes would have been effective generally for instruments issued on or after the date of first committee action, and were not intended to affect the tax characterization of instruments described in the proposal and issued prior to the effective date as debt or equity under current law. There can be no assurance, however, that similar tax law changes affecting Ford Credit's ability to deduct interest paid on the Notes will not be proposed and enacted in the future or that any such changes would not have a retroactive effective date.

     Shortening of Maturity. Upon the occurrence of a Tax Event (as defined below), Ford Credit, without the consent of the holders of the Notes, will have the right to shorten the maturity of the Notes to the minimum extent required, in the opinion of nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the Notes will be deductible for United States federal income tax purposes or, if such counsel is unable to opine definitively as to such a minimum period, the minimum extent so required as determined in good faith by the Board of Directors of Ford Credit, after receipt of an opinion of such counsel regarding the applicable legal standards. There can be no assurance that Ford Credit would not exercise its right to shorten the maturity of the Notes upon the occurrence of such a Tax Event and no assurance as to the period by which such maturity would be shortened. In the event that Ford Credit elects to exercise its right to shorten the maturity of the Notes on the occurrence of a Tax Event, Ford Credit will mail a notice of shortened maturity to each holder of Notes by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Notes. Such notice shall be effective immediately upon mailing.

     Ford Credit believes that the Notes should constitute indebtedness for United States federal income tax purposes under current law and, in that case, an exercise of its right to shorten the maturity of the Notes would not be a taxable event to beneficial owners of Notes for such purposes. Purchasers of the Notes should be aware, however, that Ford Credit's exercise of its right to shorten the maturity of the Notes would be a taxable event for United States federal income tax purposes to beneficial owners of Notes if the Notes are treated as equity for such purposes before the maturity is shortened, assuming that the Notes of shortened maturity are treated as debt for such purposes.

     "Tax Event" means the receipt by Ford Credit at any time or from time to time, of an opinion of nationally recognized independent tax counsel to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, or regulation, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action"), or (c) any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring on or after October 30, 1998, there is more than an insubstantial increase in the risk that interest paid by Ford Credit on the Notes is not, or will not be, deductible, in whole or in part, by Ford Credit for United States federal income tax purposes.

     Tax Event Redemption. If a Tax Event occurs and in the opinion of nationally recognized independent tax counsel, there would, notwithstanding any shortening of the maturity of the Notes, be more than an insubstantial risk that interest paid by Ford Credit on the Notes is not, or will not be, deductible, in whole or in part, by Ford Credit for United States federal income tax purposes, Ford Credit will have the right, within 90 days following the occurrence of such Tax Event, to redeem the Notes in whole (but not in part), on not less than 30 or more than 60 days' notice mailed to holders thereof (the "Tax Redemption Date"), at a tax redemption price equal to the greater of (i) 100% of the principal amount of the Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest from the Tax Redemption Date to the Redemption Date next succeeding the Tax Redemption Date, in each case discounted to the Tax Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, together, in either case, with accrued interest on the principal amount being redeemed to the Tax Redemption Date.

     "Treasury Rate" means, with respect to any Tax Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such Tax Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Tax Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes based upon the maturity date in existence at the time the relevant Tax Event occurred. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Ford Credit.

     "Comparable Treasury Price" means, with respect to any Tax Redemption Date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding Tax Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or such successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Tax Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding such Tax Redemption Date.

     "Reference Treasury Dealer" means Goldman, Sachs & Co. and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by Ford Credit; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Ford Credit shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     If any Tax Redemption Date is not a Business Day, then such redemption date shall occur on the next succeeding Business Day and no interest shall accrue for the period after such Tax Redemption Date.

SAME-DAY SETTLEMENT AND PAYMENT

     The Notes will be represented by a single Global Note registered in the name of the Depository's nominee. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as described herein, Notes in definitive form will not be issued. The Notes will trade in the Depository's Same-Day Funds Settlement System until maturity, and initial settlement and secondary market trading activity for the Notes will, therefore, settle in immediately available funds. All payments of principal and interest will be made by Ford Credit in immediately available funds.

                    CERTAIN UNITED STATES TAX CONSIDERATIONS

     Prospective purchasers of Notes are advised to consult their own tax advisors with respect to tax matters relating to the Notes.

NOTES USED AS QUALIFIED REPLACEMENT PROPERTY

     Prospective investors seeking to treat the Notes as "qualified replacement property" for purposes of section 1042 of the Internal Revenue Code of 1986, as amended (the "Code"), should be aware that section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income" in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the "Passive Income Test"). For purposes of the Passive Income Test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the "Affiliated Group") for the purpose of computing the amount of passive investment income for purposes of section 1042. Ford Credit believes that less than 25 percent of its Affiliated Group's gross receipts (which includes Ford Motor Company and its controlled subsidiaries) is passive investment income for the taxable year ending December 31, 1997. In making this determination, Ford Credit has made certain assumptions and used procedures which it believes are reasonable. However, the calculation and characterization of certain types of income (as active or passive investment income) is not entirely clear as there are no Treasury regulations or rulings promulgated by the Internal Revenue Service (the "IRS") that explain the calculation and characterization of such income in circumstances similar to those of Ford Credit's Affiliated Group. No assurance can be given as to whether Ford Credit's Affiliated Group will continue to meet the Passive Income Test. It is, in addition, possible that the IRS may disagree with the manner in which Ford Credit has calculated the Affiliated Group's gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

                                  UNDERWRITING

     Ford Credit is selling the entire issue of the Notes to Goldman, Sachs & Co. (the "Underwriters") under the terms of an Underwriting Agreement dated October 16, 1998 and a Pricing Agreement dated October 30, 1998.

     The Notes are new issues of securities with no established trading market. Ford Credit cannot give any assurance as to the liquidity of any trading market for the Notes.

     The Underwriters initially propose to offer the Notes directly to the public at the public offering prices set forth on the cover page. After the initial offering of the Notes, the Underwriters may, from time to time, vary the offering price and other selling terms.

     The Underwriters have agreed that they will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement or the accompanying Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Ford Credit except as set forth in the Underwriting Agreement and the Pricing Agreement.

     Ford Credit has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments which the Underwriters may be required to make in respect of such liabilities.

     In connection with the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the Underwriters may overallot in connection with the offering of the Notes, creating a short position in the Notes for their own account. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover short positions or to stabilize the price of the Notes. Finally, the Underwriters may reclaim selling concessions allowed for distributing the Notes in the offering, if the Underwriters repurchase previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

     Ford Credit estimates that it will incur approximately $100,000 in expenses related to the offering of the Notes.

     It is expected that delivery of the Notes will be made against payment therefor on or about November 4, 1998, which is the third business day following the date hereof (such settlement cycle being herein referred to as "T+3"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing and the next succeeding business day may be affected by the T+3 settlement.

     In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with Ford Credit and its affiliates.

                           FORD MOTOR CREDIT COMPANY

                                DEBT SECURITIES

     Ford Credit, in May 1998 and December 1997, respectively, registered with the Securities and Exchange Commission $10,000,000,000 and $5,000,000,000 aggregate principal amount of its Debt Securities consisting of notes and/or debentures denominated in United States dollars or any other currency or currencies, to be offered from time to time in one or more series, on terms to be determined at or prior to the time of sale. In addition to the $10,000,000,000 principal amount of Debt Securities registered in May 1998 pursuant to the Registration Statement of which this Prospectus is a part, the principal amount of Debt Securities covered by this Prospectus includes $400,000,000 principal amount of Debt Securities registered in December 1997. The Prospectus Supplement accompanying this Prospectus sets forth, with respect to the particular series of Debt Securities for which this Prospectus and the Prospectus Supplement are being delivered, the specific title, the aggregate principal amount, the authorized denominations, the currencies of issue and payment, the initial public offering price, the maturity, the interest rate or rates (which may be either fixed or variable), if any and/or method of determination thereof, the time of payment of any interest, any redemption, extension or early repayment terms, any provision for sinking fund payments, the net proceeds to Ford Credit, the form of Debt Securities and other specific terms relating to such series of Debt Securities.

     Ford Credit may sell the Debt Securities to or through underwriters, and also may sell the Debt Securities directly to other purchasers or through agents. See "Plan of Distribution". In addition, the Debt Securities may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to a particular series of Debt Securities who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). If any agents of Ford Credit, or any underwriters, are involved in the sale of any Debt Securities, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the accompanying Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
     MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPEC-
       TUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 1, 1998.

                             AVAILABLE INFORMATION

     FORD MOTOR CREDIT COMPANY ("FORD CREDIT") AND FORD MOTOR COMPANY ARE SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 AND IN ACCORDANCE THEREWITH FILE REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). AS USED HEREIN OR IN THE PROSPECTUS SUPPLEMENT, "FORD" REFERS TO FORD MOTOR COMPANY AND ITS SUBSIDIARIES UNLESS THE CONTEXT OTHERWISE REQUIRES. SUCH REPORTS AND OTHER INFORMATION CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549 AND AT THE FOLLOWING REGIONAL OFFICES OF THE COMMISSION: 7 WORLD TRADE CENTER, 13TH FLOOR, NEW YORK, NEW YORK 10048 AND CITICORP CENTER, 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS 60661. COPIES OF SUCH MATERIAL CAN BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549 AT PRESCRIBED RATES. THE COMMISSION MAINTAINS A WEB SITE THAT CONTAINS REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION REGARDING FORD AND FORD CREDIT (HTTP://WWW.SEC.GOV). SUCH REPORTS AND OTHER INFORMATION CONCERNING FORD CREDIT AND FORD CAN ALSO BE INSPECTED AT THE OFFICES OF THE NEW YORK STOCK EXCHANGE, INC., 20 BROAD STREET, NEW YORK, NEW YORK 10005, AND, WITH RESPECT TO FORD CREDIT, ALSO AT THE OFFICES OF THE AMERICAN STOCK EXCHANGE, INC., 86 TRINITY PLACE, NEW YORK, NEW YORK 10006, ON WHICH CERTAIN OF FORD CREDIT'S DEBT SECURITIES ARE LISTED.

     Ford Credit has filed with the Commission a Registration Statement under the Securities Act with respect to the Debt Securities offered hereby. This Prospectus, the Prospectus Supplement and any Pricing Supplement do not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Ford Credit's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K Report"), Ford Credit's Quarterly Report on Form 10-Q for the period ended March 31, 1998 (the "First Quarter 10-Q Report") and Ford Credit's Current Reports on Form 8-K dated January 12, 1998, February 3, 1998 (the "February 8-K Report"), February 11, 1998, March 30, 1998, April 16, 1998 and April 27, 1998 are incorporated in this Prospectus by reference. All documents filed by Ford Credit pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Such reports include, and such documents may include, information concerning Ford, as well as Ford Credit.

                       INFORMATION CONCERNING FORD CREDIT

     Ford Credit was incorporated in Delaware in 1959 and is an indirect wholly-owned subsidiary of Ford. As used herein "Ford Credit" refers to Ford Motor Credit Company and its subsidiaries unless the context otherwise requires.

     Ford Credit and its subsidiaries provide wholesale financing and capital loans to Ford Motor Company retail dealerships and associated non-Ford dealerships throughout the world, most of which are privately owned and financed, and purchase retail installment sale contracts and retail leases from them. Ford Credit also makes loans to vehicle leasing companies, the majority of which are affiliated with such dealerships. In addition, subsidiaries of Ford Credit provide these financing services in the United States, Europe, Canada and Australia to non-Ford dealerships. A substantial majority of all new vehicles financed by Ford Credit are manufactured by Ford and its affiliates. Ford Credit also provides retail financing for used vehicles built by Ford and other manufacturers. In addition to vehicle financing, Ford Credit makes loans to affiliates of Ford and finances certain receivables of Ford and its subsidiaries.

     Ford Credit also conducts insurance operations through The American Road Insurance Company ("American Road") and its subsidiaries in the United States and Canada. American Road's business consists of extended service plan contracts for new and used vehicles manufactured by affiliated and nonaffiliated companies, primarily originating from Ford dealers, physical damage insurance covering vehicles and equipment financed at wholesale by Ford Credit, and the reinsurance of credit life and credit disability insurance for retail purchasers of vehicles and equipment.

     The mailing address of Ford Credit's executive offices is The American Road, Dearborn, Michigan 48121, United States of America. The telephone number of such offices is (313) 322-3000.
                            ------------------------

                          INFORMATION CONCERNING FORD

     Ford was incorporated in Delaware in 1919 and acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce automobiles designed and engineered by Henry Ford. Ford is the world's largest producer of trucks and the second largest producer of cars and trucks combined. Ford and its subsidiaries also engage in automotive-related businesses, such as, financing and renting vehicles and manufacturing automotive components and systems.

     Ford's two principal business segments are Automotive and Financial Services. The activities of the Automotive segment consist of the design, manufacture, assembly and sale of cars and trucks and related parts and accessories. Substantially all of Ford's automotive products are marketed through retail dealerships, most of which are privately owned and financed.

     The primary activities of the Financial Services segment consist of financing operations, vehicle and equipment leasing and rental operations, and insurance operations. These activities primarily are conducted through Ford's subsidiaries, Ford Credit and The Hertz Corporation.

                            ------------------------

     THIS PROSPECTUS CONTAINS BRIEF SUMMARIES OF CERTAIN MORE DETAILED INFORMATION CONTAINED IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE DETAILED INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

                            ------------------------

                                USE OF PROCEEDS

     Except as otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings (commercial paper, borrowings under bank lines of credit and borrowings under agreements with bank trust departments) or may be invested temporarily in short-term securities.

     Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit's long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued in one or more series under an Indenture dated as of February 1, 1985, as supplemented from time to time (the "Indenture"), between Ford Credit and The Chase Manhattan Bank ("Chase"), Trustee. The term "Trustee", as used herein, shall mean Chase and, if at any time there is more than one Trustee acting under the Indenture, the term "Trustee" as used herein with respect to Indenture Securities (as defined below) of any particular series shall mean the Trustee with respect to the Indenture Securities of such series. The following statements with respect to the Debt Securities are subject to the detailed provisions of the Indenture, the form of which is filed as an exhibit to the Registration Statement. Parenthetical references below are to the Indenture or the respective Forms of Security contained therein and, whenever any particular provision of the Indenture or any term used therein is referred to, such provision or term is incorporated by reference as a part of the statement in connection with which such reference is made, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

     The particular terms of each series of Debt Securities, as well as any modification or addition to the general terms of the Debt Securities as herein described, which may be applicable to a particular series of Debt Securities, are described in the Prospectus Supplement relating to such series of Debt Securities and will be set forth in a filing with the Commission. Accordingly, for a description of the terms of a particular series of Debt Securities, reference must be made to the Prospectus Supplement relating to such series and to the description of Debt Securities set forth in this Prospectus.

GENERAL

     The Debt Securities offered hereby will be limited to $10,400,000,000 aggregate principal amount or the equivalent thereof in any currency, although the Indenture provides that additional debt securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Indenture, authorized from time to time by Ford Credit's Board of Directors. So long as a single Trustee is acting for the benefit of the holders of all the Debt Securities offered hereby and any such additional debt securities issued under the Indenture, the Debt Securities and any such additional debt securities are herein collectively referred to as the "Indenture Securities". The Indenture also provides that there may be more than one Trustee under the Indenture, each with respect to one or more different series of Indenture Securities. See also "Trustee" herein. At any time when two or more Trustees are acting, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting and the powers and trust obligations of each such Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is acting as Trustee. The effect of the provisions contemplating that there might be more than one Trustee acting for different series of Indenture Securities is that, in that event, those Indenture Securities (whether of one or more than one series) for which each Trustee is acting would be treated as if issued under a separate indenture.

     The Prospectus Supplement which accompanies this Prospectus sets forth a description of the particular series of Debt Securities being offered thereby, including: (1) the designation or title of such Debt Securities; (2) the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be offered; (4) the date or dates on which the principal of such Debt Securities will be payable; (5) the rate or rates (which may be either fixed or variable) and/or the method of determination of such rate or rates at which such Debt Securities shall bear interest, if any; (6) the date or dates from which any such interest shall accrue, or the method of determination of such date or dates, and the date or dates on which any such interest shall be payable; (7) the terms for redemption, extension or early repayment of such Debt Securities, if any; (8) the denominations in which such Debt Securities are authorized to be issued; (9) the currencies in which such Debt Securities are issued or payable; (10) the provisions for a sinking fund, if any; (11) any additional restrictive covenants included for the benefit of the holders of such Debt Securities; (12) any additional Event of Default with respect to such Debt Securities; (13) whether such Debt Securities are issuable as a Global Security; and (14) any other term or provision relating to such Debt Securities which is not inconsistent with the provisions of the Indenture.

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Debt Securities.

     The Debt Securities will be unsecured obligations of Ford Credit and will rank prior to all subordinated indebtedness of Ford Motor Credit Company (parent company only) and pari passu with all other unsecured and unsubordinated indebtedness of Ford Motor Credit Company (parent company only).

     Except as otherwise provided in the Prospectus Supplement, principal, premium, if any, and interest, if any, will be payable at an office or agency to be maintained by Ford Credit in New York City, except that at the option of Ford Credit interest may be paid by check mailed to the person entitled thereto. (Form of Security and Sections 10.01 and 10.02).

     Except as otherwise provided in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons and may be presented for registration of transfer or exchange at the corporate trust office of the Trustee. No service charge will be made for any transfer or exchange of the Debt Securities, but Ford Credit may require payment of a sum to cover any tax or other governmental charge payable in connection therewith. (Section 3.05).

BOOK-ENTRY, DELIVERY AND FORM

     Unless otherwise specified in the applicable Prospectus Supplement, each series of Debt Securities will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     The Depository has advised as follows: It is a limited-purpose trust company which holds securities for its participating organizations (the "Participants") and facilitates the settlement among Participants of securities transactions in such securities through electronic book-entry changes in its Participants' accounts. Participants include securities brokers and dealers (including certain of the underwriters or agents), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depository only through Participants or indirect participants.

     The Depository advises that its established procedures provide that (i) upon issuance of the Debt Securities by Ford Credit the Depository will credit the accounts of Participants designated by the underwriters or agents with the principal amounts of the Debt Securities purchased by the underwriters or through the agents, and (ii) ownership of interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository, the Participants and the indirect participants. The laws of some states may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Notes is limited to such extent.

     So long as a nominee of the Depository is the registered owner of the Global Notes, such nominee for all purposes will be considered the sole owner or holder of such Debt Securities under the Indenture. Except as provided below or in the Prospectus Supplement, owners of beneficial interests in the Global Notes will not be entitled to have Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

     Neither Ford Credit, the Trustee, any Paying Agent nor the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on the Debt Securities registered in the name of the Depository's nominee will be made by the Trustee to the Depository. Under the terms of the Indenture, Ford Credit and the Trustee will treat the persons in whose names the Debt Securities are registered as the owners of such Debt Securities for the purpose of receiving payment of principal and interest on the Debt Securities and for all other purposes whatsoever. Therefore, neither Ford Credit, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Debt Securities to owners of beneficial interests in the Global Notes. The Depository has advised Ford Credit and the Trustee that its present practice is to credit the accounts of the Participants on the appropriate payment date in accordance with their respective holdings in principal amount of beneficial interests in the Global Notes as shown on the records of the Depository, unless the Depository has reason to believe that it will not receive payment on such payment date. Payments by Participants and indirect participants to owners of beneficial interests in the Global Notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or indirect participants.

     If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Ford Credit within 90 days, Ford Credit will issue Debt Securities in definitive form in exchange for the Global Notes. In addition, Ford Credit may at any time determine not to have a series of Debt Securities represented by Global Notes and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Notes. In either instance, an owner of a beneficial interest in the Global Notes will be entitled to have Debt Securities of such series equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Unless otherwise specified in the Prospectus Supplement, Debt Securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

SUBSIDIARIES

     The term "subsidiary of the Company" is defined in the Indenture as a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by Ford Credit or by one or more subsidiaries of Ford Credit, or by Ford Credit and one or more subsidiaries of Ford Credit. The term "Restricted Subsidiary" is defined in the Indenture as a subsidiary of the Company, incorporated in or conducting the major part of its business in the United States, any of the activities of which includes insurance underwriting or which had, at the end of its last quarterly accounting period preceding the date of computation, assets with a value in excess of $1 million representing accounts or notes receivable resulting from the financing of new cars, trucks, tractors and farm and industrial equipment manufactured or sold by Ford or from the financing of used cars, trucks, tractors and farm and industrial equipment of the same types, whether manufactured by Ford or others. (Section 1.01).

LIMITATION ON LIENS

     If Ford Credit or any Restricted Subsidiary shall pledge or otherwise subject to any lien (such a pledge or lien is defined in the Indenture as a "Mortgage") any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the Indenture Securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and does not apply to (a) certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States, (b) Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States, (c) Mortgages in favor of Ford Credit or any Restricted Subsidiary, (d) Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary, (e) deposits made in connection with pending litigation, (f) Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages, and (g) any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses (a) through (f), inclusive. (Section 10.04).

MERGER AND CONSOLIDATION

     The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the Indenture Securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see "Limitation on Liens" above) without equally and ratably securing the Indenture Securities. (Section 8.03).

EVENTS OF DEFAULT AND NOTICE THEREOF

     Except as may otherwise be provided in an indenture supplemental to the Indenture, the following events in respect of a particular series of Indenture Securities are defined in the Indenture as "Events of Default": (a) failure to pay interest for 30 days after becoming due; (b) failure to pay the principal or premium, if any, for five business days after becoming due at maturity, on redemption or otherwise; (c) failure to make a sinking fund payment for five days after becoming due; (d) failure to perform any other covenants for 90 days after notice; and (e) certain events of bankruptcy, insolvency or reorganization. (Section 5.01).

     If an Event of Default in respect of a particular series of Indenture Securities outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Indenture Securities outstanding of such series may declare the principal amount (or, if the Indenture Securities of such series are Original Issue Discount Securities (as defined in the indenture), such portion of the principal amount as may be specified in the terms of such series) of all of the Indenture Securities of such series to be due and payable immediately. At any time after such a declaration of acceleration in respect of a particular series of Indenture Securities has been made, but before a judgment or decree for the payment of money due upon acceleration has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Indenture Securities outstanding of such series may, under certain circumstances, waive all defaults and rescind and annul such declaration and its consequences if all Events of Default in respect of the Indenture Securities of such series, other than the non-payment of principal due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 5.02).

     The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default in respect of a particular series of Indenture Securities, give the holders of such series notice of all uncured defaults known to it (the term "default" to include the events specified above without grace periods); provided that, except in the case of default in the payment of the principal of, or premium, if any, on, or interest on any of the Indenture Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of such series. (Section 6.01).

     Pursuant to the terms of the Indenture, Ford Credit is required to furnish to the Trustee annually a statement of certain officers of Ford Credit stating whether or not to the best of their knowledge Ford Credit is in default in respect of any series of Indenture Securities in the performance and observance of the terms of the Indenture and, if Ford Credit is in default, specifying such default and the nature thereof. (Section 10.05).

     The Indenture provides that the holders of a majority in aggregate principal amount of all Indenture Securities of a particular series then outstanding will have the right to waive certain defaults in respect of such series and, subject to certain limitations, to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Sections 5.12 and 5.13).

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture, the rights and obligations of Ford Credit and the rights of the holders of a particular series may be modified by Ford Credit with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Indenture Securities of such series then outstanding; but no such modification may be made which would (i) extend the fixed maturity of any Indenture Security of such series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Indenture Security of such series so affected; or (ii) reduce the above-stated percentage of Indenture Securities of such series, the consent of the holders of which is required to modify or alter the Indenture, without the consent of the holders of all Indenture Securities of such series then outstanding. (Section 9.02).

TRUSTEE

     The Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such one or more series. (Section 6.08). In the event that there shall be two or more persons acting as Trustee with respect to different series of Indenture Securities, each such Trustee shall be a trustee of a trust or trusts under the Indenture separate and apart from the trust or trusts administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is acting as Trustee. (Section 6.09).

CONCERNING CHASE

     The Chase Manhattan Bank, Trustee under the Indenture, is also the trustee under indentures covering a number of outstanding issues of notes and debentures of Ford Credit, is a depositary of Ford Credit and Ford, has from time to time made loans to Ford Credit, Ford and its subsidiaries and has performed other services for such companies in the normal course of its business.

                              PLAN OF DISTRIBUTION

     Ford Credit may sell the Debt Securities to or through underwriters, and also may sell the Debt Securities directly to one or more other purchasers or through agents.

     The Prospectus Supplement sets forth the terms of the offering of the particular series of Debt Securities to which such Prospectus Supplement relates, including (i) the name or names of any underwriters or agents with whom Ford Credit has entered into arrangements with respect to the sale of such series of Debt Securities, (ii) the initial public offering or purchase price of such series of Debt Securities, (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from Ford Credit and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to Ford Credit, and (vi) the securities exchanges, if any, on which such series of Debt Securities will be listed.

     Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Debt Securities, the obligations of the underwriters to purchase such series of Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Debt Securities will be obligated to purchase all of the Debt Securities of such series allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Debt Securities may be offered and sold by Ford Credit directly or through agents designated by Ford Credit from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent or agents will be acting on a best efforts basis for the period of its or their appointment. Any agent participating in the distribution of the Debt Securities may be deemed to be an "underwriter", as that term is defined in the Securities Act, of the Debt Securities so offered and sold. The Debt Securities also may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to a particular series of Debt Securities who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

     If so indicated in the Prospectus Supplement relating to a particular series of Debt Securities, Ford Credit will authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities of such series from Ford Credit pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters and agents may be entitled, under agreements entered into with Ford Credit, to indemnification by Ford Credit against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

     The legality of the Debt Securities offered hereby will be passed on for Ford Credit by H. D. Smith, Esq., Secretary and Corporate Counsel of Ford Credit, or other counsel satisfactory to any underwriters or agents, and for any underwriters or agents by Shearman & Sterling, 599 Lexington Avenue, New York, N.Y. Mr. Smith is a full-time employee of Ford Credit and owns and holds options to purchase shares of Common Stock of Ford. Shearman & Sterling have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries, including Ford Credit.

                                    EXPERTS

     The consolidated financial statements which are incorporated in this Prospectus by reference to the 1997 10-K Report and the February 8-K Report have been audited by Coopers & Lybrand L.L.P., 400 Renaissance Center, Detroit, Michigan 48243, independent certified public accountants, to the extent indicated in their reports therein, and have been so incorporated in reliance upon the report of that firm, given on their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of Ford Credit for the periods ended March 31, 1998 and 1997, included in the First Quarter 10-Q Report, incorporated by reference in this Prospectus, Coopers & Lybrand have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report included in the First Quarter 10-Q Report states that they did not audit and they do not express an opinion on that interim financial information. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because such report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of such Act.

===============================================================================


     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                           PAGE
                                           ----
Description of Notes...................     S-2
Certain United States Tax
  Considerations.......................     S-7
Underwriting...........................     S-7
                  Prospectus
Available Information..................       2
Incorporation of Certain Documents by
  Reference............................       2
Information Concerning Ford Credit.....       3
Information Concerning Ford............       3
Use of Proceeds........................       4
Description of Debt Securities.........       4
Plan of Distribution...................       9
Legal Opinions.........................       9
Experts................................      10




===============================================================================


                                  $25,000,000

                           FORD MOTOR CREDIT COMPANY

                              Floating Rate Notes
                              due November 3, 2078

                            ------------------------

                                  [FORD LOGO]

                            ------------------------
                              GOLDMAN, SACHS & CO.



===============================================================================